Exhibit 99.1

Agito Networks, Inc.

Financial Statements as of and for the

Years Ended December 31, 2009 and 2008, and

Independent Auditors’ Report

AGITO NETWORKS, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Agito Networks, Inc.

Santa Clara, California

We have audited the accompanying balance sheets of Agito Networks, Inc. (the “Company”), as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations, negative working capital, and stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

San Jose, CA

November 8, 2010

AGITO NETWORKS, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,209,487	$6,365,127
Accounts receivable	350,534	77,890
Prepaid expenses and other current assets	123,881	109,467

Total current assets	3,683,902	6,552,484
PROPERTY AND EQUIPMENT — Net	284,944	470,874
OTHER ASSETS	184,913	126,539

TOTAL	$4,153,759	$7,149,897

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$225,219	$163,110
Accrued compensation and benefits	158,209	356,353
Other accrued liabilities	128,455	141,544
Short term debt	3,350,579	—
Deferred revenue	533,903	92,573

Total current liabilities	4,396,365	753,580
OTHER LONG-TERM LIABILITIES	93,336	75,586

Total liabilities	4,489,701	829,166

COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS’ EQUITY:
Series A1 redeemable convertible preferred stock, par value of $.0001 — authorized, 6,000,000 shares; issued and outstanding, 6,000,000 shares; total aggregate liquidation value of $1,000,000	967,125	967,125
Series A2 redeemable convertible preferred stock, par value of $.0001 — authorized, 24,360,000 shares; issued and outstanding, 24,000,000 shares; total aggregate liquidation value of $6,000,000	5,989,437	5,989,437
Series B redeemable convertible preferred stock, par value of $.0001 — authorized, 40,000,000 shares; issued and outstanding, 35,757,577 shares; total aggregate liquidation value of $11,800,000	11,689,036	11,689,036
Common stock, par value of $.001 — authorized, 120,000,000 shares; issued and outstanding, 14,705,913 shares	14,768	5,801
Additional paid-in capital	334,594	130,730
Accumulated deficit	(19,330,902)	(12,461,398)

Total stockholders’ deficit	(335,942)	6,320,731

TOTAL	$4,153,759	$7,149,897

See notes to financial statements.

AGITO NETWORKS, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

NET REVENUE	$428,909	$65,964
COSTS AND OPERATING EXPENSES:
Cost of goods sold	36,656	10,704
Research and development	3,156,869	3,812,532
Sales and marketing	2,707,138	2,747,381
General and administrative	1,411,017	1,563,833

Total costs and operating expenses	7,311,680	8,134,450

LOSS FROM OPERATIONS	(6,882,771)	(8,068,486)
INTEREST AND OTHER INCOME	30,031	153,854
INTEREST EXPENSE	(12,331)	(80,250)

LOSS BEFORE PROVISION FOR INCOME TAXES	(6,865,071)	(7,994,882)
PROVISION FOR INCOME TAXES	4,693	4,175

NET LOSS	$(6,869,764)	$(7,999,057)

See notes to financial statements.

AGITO NETWORKS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Convertible Redeemable Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE — December 31, 2007	30,000,000	$6,956,562	14,444,000	$4,233	$23,927	$(4,462,341)	$2,522,381
Issuance of Series B preferred stock at $0.33 per share in May 2008 — net of issuance costs of $110,964	35,757,577	11,689,036					11,689,036
Beneficial conversion charge associated with Series A2 preferred stock warrants					40,125		40,125
Issuance of common stock warrants					3,624		3,624
Stock-based compensation expense					63,054		63,054
Options exercised			82,955	1,568			1,568
Net loss						(7,999,057)	(7,999,057)

BALANCE — December 31, 2008	65,757,577	18,645,598	14,526,955	5,801	130,730	(12,461,398)	6,320,731
Repurchase of common stock			(99,084)	(2,147)			(2,147)
Reclassification of common stock warrants to liabilities (Note 4)					(3,624)	260	(3,364)
Beneficial conversion charge associated with bridge loan					80,645		80,645
Stock-based compensation expense					126,843		126,843
Options exercised			278,042	11,114			11,114
Net loss						(6,869,764)	(6,869,764)

BALANCE — December 31, 2009	65,757,577	$18,645,598	14,705,913	$14,768	$334,594	$(19,330,902)	$(335,942)

See notes to financial statements.

AGITO NETWORKS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,869,764)	$(7,999,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	126,843	63,054
Depreciation and amortization	287,629	260,521
Noncash interest expense	13,441	80,250
Noncash charge for warrants issued for services		3,624
Decrease in fair value of warrant liabilities	(59,456)
Changes in operating assets and liabilities:
Accounts receivable	(272,644)	(77,890)
Prepaids and other current assets	(14,414)	(3,872)
Other assets	(24,472)	(6,096)
Accounts payable	62,109	138,118
Accrued compensation and benefits	(198,144)	48,153
Other accrued liabilities	(43,982)	116,671
Deferred revenue	441,331	92,573

Net cash used in operating activities	(6,551,523)	(7,283,951)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(76,785)	(284,118)
Purchases of other assets	(36,315)	(67,501)

Net cash used in investing activities	(113,100)	(351,619)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series A and B preferred shares		9,689,036
Proceeds from issuance of bridge notes	2,000,000	2,000,000
Proceeds from issuance of short-term debt	1,500,000
Proceeds from common stock option exercises	11,114	1,568
Repurchase of common stock	(2,147)

Net cash provided by financing activities	3,508,983	11,690,604

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,155,640)	4,055,034
CASH AND CASH EQUIVALENTS — Beginning of year	6,365,127	2,310,093

CASH AND CASH EQUIVALENTS — End of year	$3,209,487	$6,365,127

SUPPLEMENTAL CASH FLOW INFORMATION — Cash paid during the year for:
Income taxes	$4,693	$4,175

Purchase of property and equipment accrued for but not yet paid	$22,500	$—

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Conversion of bridge notes and accrued interest into Series B preferred stock	$—	$2,008,055

Warrants on preferred and common stock	$80,645	$40,125

See notes to financial statements.

AGITO NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

1.	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization — Agito Networks, Inc. (the “Company”), was incorporated in Delaware on April 7, 2006 (inception). The Company is in the business of providing solutions in enterprise mobility with its RoamAnywhere™ Mobility Router™. The RoamAnywhere Mobility Router is an enterprise fixed mobile convergence (eFMC) product built for enterprises to help them mobilize enterprise voice and unified communications applications to increase mobile worker productivity while reducing costs.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s recurring losses from operations, negative working capital, and stockholders’ deficit raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain profitability. Management is actively engaged in several steps designed to enable the Company to meet the capital requirements of its business, which include continuing the Company’s efforts to obtain additional short- and long-term financing to fund operations. There can be no assurances that the Company will be successful in obtaining additional funding.

Reclassification — Certain amounts in 2008 have been reclassified to conform with the presentation of 2009 results. In the 2008 Statement of Cash Flows, $13,638 was reclassified from deferred rent to other accrued liabilities.

Subsequent Events — Management has evaluated events occurring after December 31, 2009, and through November 8, 2010, the date the financial statements were available for issuance, for items that may require adjustment to or disclosure in the financial statements.

Use of Estimates — The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

Significant Risks and Uncertainties — The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations, or cash flows; advances and trends in new technologies and industry standards; competitive pressures in the form of new products or price reductions on current products; changes in the overall demand for products offered by the Company; changes in certain strategic relationships or customer relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; risk associated with changes in domestic and international economic and/or political conditions or regulations; availability of necessary product components; and the Company’s ability to attract and retain employees necessary to support its growth.

Concentrations of Credit Risk — Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash. The Company’s cash equivalents consist of checking accounts, savings accounts, and interest-bearing accounts. Risks associated with cash are mitigated by banking with creditworthy institutions.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash on deposit with banks and money market funds. Cash equivalents consist of money market investments with original maturities from the date of purchase of three months or less.

Property and Equipment — Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets — The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable by comparing the carrying amount of such assets to the estimated undiscounted future cash flows associated with them. In cases where the estimated undiscounted cash flows are less than the related carrying amount, an impairment loss is recognized for the amount by which the carrying amount exceeds the fair value of the assets. The fair value is determined based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

Revenue Recognition — The Company recognizes revenues in accordance with the provisions of Accounting Standards Codification (ASC) 985-605-15 (formerly referenced as Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions). Under ASC 985-605-15, the Company recognizes product and license revenues when all of the following conditions are met:

•	Persuasive evidence of an agreement exists

•	Delivery has occurred

•	The fee is fixed or determinable

•	Collection is probable

If the requirements of ASC 985-603-15 are not met when the Company invoices a customer or a customer makes payment, the billed or paid amount is recorded as deferred revenue, a liability account. As the revenue recognition principles of ASC 985-603-15 are satisfied, the requisite amounts are recognized as revenue.

The Company does not have a substantive renewal rate thus, the Company recognizes the entire arrangement fee ratably over the postcontract customer support period. In these situations, the related hardware costs are deferred and amortized to costs of goods sold over the postcontract customer support period.

Research and Development — Costs related to research and development are expensed as incurred.

Preferred Stock Warrants — On January 1, 2009, the Company adopted the provisions of ASC 815-40-15, formerly Emerging Issues Task Force Issue No. 07-5, Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock. The adoption of ASC 815-40-15 required the Company to reclassify preferred stock warrants to noncurrent liabilities (see Note 3).

Income Taxes — The Company accounts for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefit for which future realization is uncertain.

On January 1, 2009, the Company adopted ASC 740-10, formerly Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. ASC 740-10 requires that the tax effects of a position be recognized only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Stock-Based Compensation — Stock-based compensation expense is recognized under ASC 718-10 (formerly referred to as FASB Statement No. 123 (revised 2004), Share-Based Payment. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the individual award, which generally equals the vesting period. The weighted-average fair values of stock options granted to employees during the years ended December 31, 2009 and 2008, were $0.05 and $0.03, respectively. The fair values were estimated on the grant dates using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2009	2008
Dividend yield	—%	—%
Risk-free interest rate	2.5%-3.8%	2.2-5.0%
Expected life	6 years	6 years
Volatility	74%	68%

The expected volatility was calculated based on the average historical volatilities of a group of publicly traded peer companies, determined by management. The Company determined the expected life to be six years based on the vesting terms, contractual term, and the expected exercise of the options. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the stock options to be valued. The expected dividend yield was zero, as the Company does not anticipate paying a dividend within the relevant time frame.

As part of the requirements of ASC 718-10, the Company is required to estimate potential forfeitures of stock grants and adjust stock-based compensation expense accordingly. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized in the period of change and will also affect the amount of stock-based compensation expenses to be recognized in future periods.

Stock-based compensation expense recognized during years ended December 31, 2009 and 2008, is included in the operating activities section of the statements of cash flows. In addition, ASC 718-10 requires the cash flows resulting from tax benefits from tax deductions in excess of the stock-based compensation expense recognized (“excess tax benefits”) be classified as financing activities in the statements of cash flows. During the years ended December 31, 2009 and 2008, the Company did not recognize any excess tax benefits.

The Company recognized stock-based compensation expense pursuant to ASC 718-10 in the years ended December 31, 2009 and 2008, as follows:

	2009	2008
Research and development	$15,541	$23,351
Sales and marketing	29,367	21,764
General and administrative	81,935	17,939

Total	$126,843	$63,054

Recently Issued Accounting Standards — In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (a consensus of the FASB Emerging Issues Task Force), which amends ASC 605-25, Revenue Recognition: Multiple-Element Arrangements. ASU No. 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how to allocate consideration to each unit of accounting in the arrangement. This ASU replaces all references to fair value as the measurement criteria with the term selling price and establishes a hierarchy for determining the selling price of a deliverable. ASU No. 2009-13 also eliminates the use of the residual value method for determining the allocation of arrangement consideration. Additionally, ASU No. 2009-13 requires expanded disclosures. This ASU will become effective for the Company for revenue arrangements entered into or materially modified after fiscal year 2010. Earlier application is permitted with required transition disclosures based on the period of adoption. The Company is currently evaluating the impact of this standard on its financial statements.

2.	PROPERTY AND EQUIPMENT — NET

Property and equipment — net as of December 31, 2009 and 2008, consist of the following:

	2009	2008
Computer equipment	$283,061	$270,814
Software	650,843	563,805
Furniture and fixtures	23,763	23,763

Total property and equipment	957,667	858,382

Accumulated depreciation	(672,723)	(387,508)

Property and equipment — net	$284,944	$470,874

3.	BORROWING ARRANGEMENTS

Outstanding amounts under all financing arrangements consist of the following payment schedule as of December 31, 2009:

2009
Short term debt	$3,500,000
Less: Deferred financing costs	(149,421)

Total short term debt net of deferred financing costs	$3,350,579

Subordinated Convertible Promissory Notes — In April 2008, the Company entered into an agreement with investors for subordinated convertible promissory notes totaling $2 million. All outstanding notes and the related accrued interest of $8,055 were converted into Series B preferred stock in May 2008. The proceeds from the notes were allocated based on the relative fair values of the notes without the warrants issued in conjunction with the notes and of the warrants themselves at time of issuance. The portion allocated to the warrants was treated as a discount to the notes and amortized over the life of the note. Additionally, as a result of issuing the warrants with the subordinated convertible promissory notes, a beneficial conversion charge was recorded as interest expense reflecting the incremental intrinsic value benefit of $40,125 provided to the holders of the notes.

Loan and Security Agreement — In March 2009, the Company entered into a loan and security agreement with a financial institution to borrow $1.5 million with a maturity date of October 31, 2010. Interest on the term loan is based on a floating prime rate, plus 2.25%. The Company agreed to pledge a continuing security interest in all of the Company’s assets with the exception of certain intellectual property. Furthermore, the Company is to keep all its domestic depository, operating accounts, and its primary investment accounts with the financial institution provided, however, that the Company may maintain up to 15% of cash and cash equivalents in accounts outside of the United States. In connection with this agreement, the Company issued to the financial institution warrants to purchase 136,364 shares of Series B preferred stock at $0.33 per share. The Company recorded interest expense of $51,563 in 2009 in connection with the loans.

Subordinated Convertible Promissory Notes — In November and December 2009, the Company entered into an agreement with investors for convertible promissory notes totaling $2 million that were convertible into Series B preferred stock. As of December 31, 2009, the Company accrued interest of $6,783 for the convertible promissory notes. The proceeds from the notes were allocated based on the relative fair values of the notes without the warrants issued in conjunction with the notes and of the warrants themselves at time of issuance. The portion allocated to the warrants was treated as a discount to the notes and amortized over the life of the note. Additionally, as a result of issuing the warrants with the subordinated convertible promissory notes, a beneficial conversion charge was recorded as a discount to debt reflecting the incremental intrinsic value benefit of $80,645 provided to the holders of the notes.

The table below describes the warrants issued during the years ended December 31, 2009 and 2008, in relation to the above stated loans. The fair value of the warrants at December 31, 2009, has been estimated using the Black-Scholes option-pricing model as noted below.

		Series A2		Fair Value Assumptions *
Date	Activity Description	Warrants Issued	Warrants’ Fair Value at 12/31/09	Expected Term	Risk-Free Interest Rate	Volatility
June 2007	Enter into $2 million loan and security agreement	120,000	$991	4.43 years	4.94%	74%
April 2008	Enter into $2 million subordinated convertible promissory notes	240,000	1,180	3.25 years	2.72	74
March 2009	Enter into $1.5 million loan and security agreement	136,364	1,572	6 years	3.39	74
November– December 2009	Enter into $2 million subordinated convertible promissory notes	6,060,606	80,645	7 years	3.39	74

	Warrants issued and outstanding —December 31, 2009	6,556,970	$84,388	* no expected dividends

As of December 31, 2009, all warrants remain outstanding and exercisable, and the fair value of the warrants have been recorded as a liability in accordance with ASC 480-10 (formerly referenced as FASB Staff Position FAS 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable).

The Company adopted ASC 815-40-15 effective on January 1, 2009. Under the provisions of ASC 815-40-15, the Company determined that the warrants to purchase convertible preferred stock should be classified as liabilities and recorded at their fair value at each balance sheet date, with the increase or decrease in fair value reported in other income (expense) in the statement of operations. On January 1, 2009, the Company reclassified the carrying value of its warrants to purchase convertible preferred stock from additional paid-in capital to a current liability. The difference between the fair value of the warrants at January 1, 2009 and the amount previously recorded in stockholders’ equity was insignificant. As of December 31, 2009, the fair value of the warrant liability was $84,097, and the decrease in value of $59,456 during the year ended December 31, 2009, has been recorded in the accompanying statement of operations as a component of interest and other income, net. The fair value of these warrants at December 31, 2009, were estimated using the Black-Scholes option-pricing model and management assumptions as shown in the table above.

4.	STOCKHOLDERS’ EQUITY

Series A1, Series A2, and Series B Convertible Preferred Stock — Significant terms of the Series A1, Series A2, and Series B convertible Preferred Stock (collectively, the “Preferred Stock”) as of December 31, 2009, are as follows:

Conversion — The holder of each share of Series A1, Series A2 (together with the Series A1 preferred, the “Series A Preferred Stock”), and Series B Preferred Stock has the option to convert each such share into the number of fully paid and non-assessable shares of common stock at any time, after the date of issuance, as is determined by dividing the original issue price of the Series A1, Series A2, or Series B Preferred Stock, as applicable, by the applicable conversion price (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) in effect on the date the certificate is surrendered for conversion. Each share of Series A1, Series A2 and Series B Preferred Stock shall automatically be converted into shares of common stock at the then-effective Series A1, Series A2, or Series B conversion price, respectively, upon the earlier of (i) the vote or written consent of holders of a majority of the then-outstanding shares of Series A1, Series A2, and Series B Preferred Stock, voting together as a single class, or (ii) immediately upon the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended, with cash proceeds to the Company (net of underwriting discounts and commissions) of not less than $25 million at a price per share not less than five times the original issue price (as adjusted for any stock splits, combinations, or dividends and the like) of the Series A1 Preferred Stock.

Price-based Antidilution Provisions — If the Company issues additional shares of capital stock at a purchase price less than the applicable conversion price then in effect for the Series A1, Series A2, or Series B Preferred Stock (subject to certain exceptions), the conversion price for any series so affected will be reduced on a broad-based weighted average basis.

Voting — The Series A1, Series A2, and Series B Preferred Stockholders shall be entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted.

While the outstanding shares of Series A Preferred Stock constitute 5% or more of the total voting stock of the Company (on an as-converted, common stock equivalent basis), the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two members of the Company’s Board of Directors; and while the outstanding shares of Series B Preferred Stock constitute 5% or more of the total voting stock of the Company (on an as-converted, common stock equivalent basis), the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Company’s Board of Directors.

While 4,500,000 shares of the Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) remain outstanding, the approval of the holders of at least a majority of the then-outstanding shares of the Preferred Stock shall be required for certain corporate actions, including, but not limited to, the issuance of a security with rights senior or pari passu to those of the Preferred Stock and a merger, acquisition, or sale of all or substantially all of the assets of the Company.

Dividends — Holders of the Preferred Stock are entitled to receive cash dividends at the rate of 6% of the original per share issue price of the Series A1, Series A2, and Series B Preferred Stock, respectively, on each outstanding share (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like with respect to those shares). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be noncumulative. No dividends have been declared to date.

Liquidation Preference — In the event of liquidation, dissolution, winding-up, merger, acquisition, sale of all or substantially all of the Company’s assets or any other transaction that results in a greater than 50% change in voting power of the Company, the holders of Series A1, Series A2, and Series B Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the common stock, the amount of (i) $0.17 per outstanding share (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) in the case of the Series A1 Preferred; (ii) $0.25 per outstanding share (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) in the case of the Series A2 Preferred Stock; and (iii) $0.33 per outstanding share (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) in the case of the Series B Preferred Stock for each share of Series A1, Series A2, or Series B Preferred Stock held by them, respectively, plus all declared but unpaid dividends on each such share then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A1, Series A2, and Series B Preferred Stock shall be insufficient to permit the payment to such holders, then the entire assets and funds of the corporation legally available for distribution shall be distributed among such holders on a pari passu basis according to their respective liquidation preferences.

After payment to the holders of Series A1, A2, and Series B Preferred Stock of the respective liquidation preference amounts described above, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of the Preferred Stock and common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all such Preferred Stock).

Redemption — At any time after April 28, 2011, the holders of at least a majority of the Preferred Stock may elect to cause the Company to redeem the Preferred Stock in three equal annual installments at a price per share in the case of each series equal to the original issue price, plus any declared but unpaid dividends, of such series.

2006 Stock Option Plan — Under the Company’s 2006 Stock Option Plan (the “Plan”), 20,600,000 shares of common stock have been authorized for issuance to employees, advisory board members, or service providers for the issuance of incentive, stock options, nonstatutory stock options, or stock purchase rights for which shares of restricted stock are issued upon exercise of the rights. Incentive stock options are granted only to employees to purchase shares at fair value at date of grant, and nonstatutory stock options are granted to non-employee service providers to purchase shares at not less than 85% of fair value at date of grant. If the optionee, at the time the option is granted, owns more than 10% of the total combined voting rights of all classes of stock of the Company, the optionee can purchase shares at not less than 110% of the fair value at date of grant. Incentive and nonstatutory stock options vest over the period as determined by the Board of Directors, generally four years, and documented, in writing, through an option agreement with the optionee. If unexercised, options granted to employees and advisory board members will expire upon the earlier of 10 years from the date of grant or a period of time after termination as an employee or service provider of the Company as determined by the Board of Directors at the time of the grant.

The Plan allows for early exercise of options prior to full vesting if permitted in the grant notice and subject to the provisions of the option.

Stock option activity under the Plan during the years ended December 31, 2009 and 2008, was as follows:

	Available for Grant	Number of Options Outstanding	Weighted- Average Exercise Price
Balance — December 31, 2007	1,146,496	8,589,504	$0.03
Additional options reserved	4,460,000
Options granted (weighted average fair value of $0.06)	(8,442,776)	8,442,776	0.09
Options exercised		(82,955)	0.02
Options cancelled	4,969,375	(4,969,375)	0.03

Balance — December 31, 2008	2,133,095	11,979,950	0.07
Options granted (weighted average fair value of $0.03)	(1,523,082)	1,523,082	0.05
Options exercised		(278,042)	0.04
Options cancelled	2,931,734	(2,931,734)	0.04

Balance — December 31, 2009	3,541,747	10,293,256	0.07

Vested and expected to vest — December 31, 2009		8,026,164	$0.07

The intrinsic value of stock options exercised compared to the fair value of common stock on the exercise date was $15,540 and $5,149 in the years ended December 31, 2009 and 2008, respectively.

The remaining unamortized stock-based compensation expense for all employee stock options was $214,202, net of estimated forfeitures, at December 31, 2009, and will be amortized over a weighted-average remaining period of 3.5 years. The information about stock options outstanding and exercisable as of December 31, 2009, by exercise price is as follows:

	Options Outstanding		Options Vested and Exercisable
Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life (Years)	Number of Options	Weighted- Average Remaining Contractual Life (Years)
$0.02	1,797,002	7.1	1,176,187	7.1
0.04	1,218,814	9.8	80,695	9.8
0.05	836,000	8.0	416,054	8.0
0.10	6,441,440	8.9	1,836,369	8.9

	10,293,256	8.6	3,509,305	8.6

Common Stock — As of December 31, 2009, the Company has reserved shares of its common stock for future issuance as follows:

Conversion of preferred stock	65,757,577
Exercise and conversion of preferred stock warrants	6,556,970
Options and stock purchase rights outstanding under stock option plan	10,293,256
Options available for grant under stock option plan	3,541,747
Common stock warrants	56,000

Total authorized shares	86,205,550

5.	INCOME TAXES

The components of net deferred income tax assets at December 31, 2009 and 2008, are as follows:

	2009	2008
Deferred tax assets:
Net operating loss carryforwards	$7,325,000	$4,722,000
Research and development credits	733,000	515,000
Accruals/reserves recognized in different periods	55,000	69,000
Property and equipment	4,000	—
Amortizable assets	107,000	—

Total deferred tax assets	8,224,000	5,306,000

Valuation allowance	(8,224,000)	(5,306,000)

Total net deferred tax assets	$—	$—

Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

As of December 31, 2009, the Company has cumulative net operating loss carryforwards for federal and state income tax reporting purposes of approximately $18,653,885 and $16,837,575, respectively. If not utilized, the federal net operating losses expire between 2026 and 2029 and the state net operating losses expire between 2018 and 2030. Additionally, as of December 31, 2009, the Company has cumulative federal and state tax credit carryforwards of $439,969 and $444,564 respectively. If not utilized, the federal credits will expire between approximately 2026 and 2029. The state tax credits do not expire.

Under current tax law, net operating loss carryforwards and tax credit carryforwards available in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interest resulting from significant stock transactions.

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

On January 1, 2009, the Company adopted the provisions of ASC 740 10 (formerly known as FIN No. 48, Accounting for Uncertainty in Income Taxes). As a result of this implementation, there were no uncertain tax positions requiring financial statement adjustment or disclosure.

All of the Company’s tax returns remain subject to examination, and accordingly, net operating loss and tax credit carryforward attributes may still be adjusted upon examination by federal or state taxing authorities. The Company is not under examination in any jurisdiction.

6.	COMMITMENTS AND CONTINGENCIES

Leases — The Company leases its facilities under an agreement which expires in February 2011.

As of December 31, 2009, the future minimum lease payments for the Company’s operating lease is as follows:

Years Ending
December 31
2010	$120,473
2011	20,682

Total	$141,155

Rent expense for the years ended December 31, 2009 and 2008, was $105,497 and $92,000, respectively.

Indemnification — The Company has agreed to indemnify its directors and executive officers against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement (subject to reasonable advance approval by the Company) actually and reasonably incurred by such indemnitee in connection with action, suit or proceeding arising out of the fact that such indemnitee is or was a director, officer, employee, or agent of the Company, or any subsidiary of the Company, or serving at the request of the Company as a director, officer, employee or agent of another entity. Historically, the Company has not been required to make payments under these obligations and the Company has recorded no liabilities for these obligations in its balance sheets.

The Company provides its customers general indemnification under its proprietary software arrangements. Under these arrangements, the Company generally states that it will defend and pay damages, at its own expense, to its customers for any claim from a third party asserting a patent, copyright, or trade secret violation. To date, the Company has not incurred any costs related to these indemnifications.

7.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) defined contribution plan covering substantially all employees of the Company. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees.

Eligible employees may contribute up to the maximum amount set periodically by the Internal Revenue Service. The Plan also allows for discretionary employer contributions. No contributions were made by the Company during the years ended December 31, 2009 and 2008.

8.	SUBSEQUENT EVENTS

On October 19, 2010, the Company merged with ShoreTel, Inc. for consideration of approximately $11.4 million. Each share of the Company’s preferred stock was automatically converted into the right to receive a specified amount of cash. Each share of the Company’s common stock, stock options and warrants were automatically cancelled without any future right to receive any portion of total merger consideration.

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